SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported): July 17, 2002

Mallon Resources Corporation

(exact name of registrant as specified in its charter)

Colorado	0-17267	84-1095959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

999 18th Street, Suite 1700, Denver, Colorado	80202
(address of principal executive offices)	(zip code)

Registrant's telephone number, including area code: (303) 293-2333 not applicable

(former name or former address, if changed since last report)

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Item 5. Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated July 17, 2002, the text of which follows:

Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") today reported that The Jicarilla Apache Indian Nation has filed a lien against the Company's properties on the Jicarilla Reservation to secure the Company's payment of approximately $1.56 million of Possessory Interest Tax (including penalties and interest) due to the Nation.

George Mallon, Chairman of the Company, said, "We have delayed paying the Possessory Interest Tax for 2002 pending resolution of our protest of the $3.3 million of Possessory Interest Tax, penalties and interest we paid for 1998 through 2001. That protest is currently before the Tribal Court, although we recently began a series of discussions with the Nation that are aimed toward resolving that dispute in conjunction with establishing a strategic alliance between the Company and the Nation for enhanced energy development activities on the Reservation. We believe that, although the Nation has filed a lien, it will not move to foreclose on it while our talks are in progress."

The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic and engineering interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly affect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report on Form 10-K.

Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan Basin of New Mexico. Mallon's common stock is quoted on Nasdaq under the symbol "MLRC."

Signatures

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mallon Resources Corporation

July 22, 2002	_/s/ Roy K. Ross_____________________________
Roy K. Ross Executive Vice President